EXHIBIT 5.1

ROBINSON & COLE LLP
                                                             885 Third Avenue
                                                             Suite 2800
                                                             New York, NY 10022
                                                             Main (212) 451-2900
                                                             Fax (212) 451-2999

                                                                November 2, 2005

Capital Benefits, LLC
201 5A Osborne Rd.
St. Marys, Georgia 31558

    Re:    Capital Benefits, LLC
           LEGALITY OF THE SECURITIES BEING REGISTERED
           (File No. 333-98651)

Ladies and Gentlemen:

      In connection with the registration of up to $ 100,000,000 aggregate principal amount of units ("Units") representing limited liability company interests in Capital Benefits, LLC, a Florida limited liability company (the "Fund"), filed under the Securities Act of 1933, as amended, you have requested our opinion as to whether the Units, when issued will be lawfully and validly issued, fully paid and non-assessable.

      For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

      1. The Form S-1 Registration Statement first filed by the Fund with the Securities and Exchange Commission on August 23, 2002, as amended, through this date (the "Registration Statement");

      2. The Articles of Organization of the Fund dated September 20, 2002, as amended; and
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Capital Benefits, LLC
November 2,2005
Page 2

      3. The Amended and Restated Operating Agreement of the Fund dated as of October 31, 2005.

      In addition, in rendering this opinion, we have relied upon your representation that the Units will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

      The opinions set forth in this letter are based solely on, and are limited to, the internal laws of the State of New York and the federal laws of the United States of America. We are admitted to practice in the State of New York, and are not admitted to practice in the State of Florida. We express no opinion as to the laws of the State of Florida.

      Although the Fund is a Florida limited liability company, and the issuance of units would be governed by Florida law, we assume for the purposes of this opinion that the laws of the State of Florida are the same as the laws of the State of New York.

      Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Units, when issued, will be lawfully and validly issued, fully paid and non-assessable.

      We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption LEGAL MATTERS and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                          Very truly yours,

                                          ROBINSON & COLE LLP

                                          By: /s/ Elliot H. Lutzker
                                              ---------------------
                                              Elliot H. Lutzker